Exhibit 10.1

SEVENTH AMENDMENT TO LEASE

THIS  SEVENTH  AMENDMENT  TO  LEASE  (this  “Amendment”)  is  entered  into  as  of 01 February 2024 (the “Effective Date”), by and between DUKE SECURED FINANCING 2009 - 1ALZ, LLC, a Delaware limited liability company (as successor-in-interest to Duke Realty Limited Partnership, an Indiana limited partnership, as successor-in-interest to Texas Dugan Limited Partnership, a Delaware limited partnership) (“Landlord”) and THE CONTAINER STORE, INC., a Texas corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord’s predecessor-in-interest and Tenant entered into that certain Office, Warehouse and Distribution Center Lease Agreement dated October 8, 2002 (“Original Lease”), as amended by that certain First Amendment to Lease dated May 2, 2005 and by that certain Second Amendment to Lease dated November 23, 2005 and by that certain Third Amendment to Lease dated August 7, 2007 and by that certain Fourth Amendment to Lease dated August 24, 2011 and by that certain Fifth Amendment to Lease dated December 28, 2011 and by that certain Sixth Amendment to Lease dated June 10, 2016, pursuant to which Landlord leased to Tenant certain premises consisting of approximately 1,101,500 square feet located at 500 Freeport Parkway, Coppell, TX 75019 (the “Leased Premises”), such lease, as heretofore modified, being herein referred to as the “Lease”.

WHEREAS, Tenant’s obligations under the Lease are unconditionally guaranteed by The Container Store Group, Inc., a Delaware corporation (“Guarantor”) pursuant to that certain Unconditional Guaranty of Lease (“Guaranty”) dated June 10, 2016.

WHEREAS, Landlord and Tenant desire to modify the Lease on the terms and conditions set forth below.

A G R E E M E N T:

NOW THEREFORE, in consideration of the Leased Premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Except as otherwise expressly provided herein, all defined terms used in this Amendment shall have the same respective meanings as are provided for such defined terms in the Lease.

2.

The Lease Term is extended for 120 months commencing on May 1, 2025 (the “Third Extension Term Commencement Date”), such that the expiration of the Lease Term is amended to be April 30, 2035 (the “Third Extension Term”). All of the terms and conditions of the Lease shall remain in full force and effect during the Third Extension Term except as otherwise expressly set forth in this Amendment and provided that the Monthly Rental Installments of Minimum Annual Rent shall be as follows:

Period	Monthly Rental Installments
05/01/2025 - 05/31/2025	1* USD$0.00
06/01/2025 - 04/30/2026	USD$619,593.75
05/01/2026 - 04/30/2027	USD$644,377.50
05/01/2027 - 04/30/2028	USD$670,152.60
05/01/2028 - 04/30/2029	USD$696,958.70
05/01/2029 - 04/30/2030	USD$724,837.05
05/01/2030 - 04/30/2031	USD$753,830.53
05/01/2031 - 04/30/2032	USD$783,983.75
05/01/2032 - 04/30/2033	USD$815,343.10
05/01/2033 - 04/30/2034	USD$847,956.82
05/01/2034 - 04/30/2035	USD$881,875.09

1* Monthly Rental Installment of USD$619,593.75 is abated for this period.

Tenant shall pay Operating Expenses and other reimbursable costs as provided in the Lease during the Third Extension Term.

3.

Except for those certain Seventh Amendment Improvements as defined in Exhibit A attached hereto and made a part hereof, Tenant shall accept the Leased Premises in its “as is” condition subject to Landlord’s repair, maintenance, or replacement obligations set forth in the Lease.

4.

Notwithstanding anything provided in the Lease to the contrary, effective on the date hereof, all payments required to be made by Tenant to Landlord (or to such other party as Landlord may from time to time specify in writing) may only be made by Electronic Fund Transfer (“EFT”) of immediately available federal funds before 11:00 a.m., Eastern Time at such place, within the continental United States, as Landlord may from time to time designate to Tenant in writing.

5.

Effective as of the date hereof, Section 1.01(L) of the Original Lease is amended to delete the payment address and modify the notice addresses for Landlord and Tenant during the Lease Term, as extended, as follows:

Landlord:	Duke Secured Financing 2009 - 1ALZ, LLC
c/o Prologis
2021 McKinney Avenue, Suite 1050
Dallas, Texas 75201
Attention: Market Officer

With a copy to:	Prologis
1800 Wazee Street, Suite 500
Denver, Colorado 80202
Attention: General Counsel

Tenant:	The Container Store, Inc.
500 Freeport Parkway
Coppell, TX 75019
Attention: Chief Financial Officer

With a copy to:	The Container Store, Inc.
500 Freeport Parkway
Coppell, TX 75019
Attention: Vice President of Real Estate

And:	Ravid Law Group
Attention: Nadav Ravid, Esq.
lease-admin@r-lg.com.

6.	Effective as of the date hereof, Section 2.04 of the Original Lease, as amended, is deleted in its entirety and replaced with the following:

“Holding Over. If Tenant retains possession of the Leased Premises after the expiration of the Lease Term, such possession shall be subject to immediate termination by Landlord, and all terms of this Lease shall be applicable during such holdover period except i) any expansion, renewal, or similar right or option, and ii) Monthly Rental Installments of Minimum Annual Rent for the holdover period shall be 150% the then-effective Monthly Rental Installment. All other amounts payable under this Lease shall continue under the terms of this Lease. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of such holding over; provided, however, that Landlord provides Tenant with thirty (30) days prior written notice that Landlord is in negotiations with another prospective tenant, and Tenant fails to thereafter surrender the Leased Premises in accordance with the Lease on, or prior to, the date identified in such Landlord’s notice which date shall not be sooner than 30 days following Tenant’s receipt of said Landlord notice. Holding over by Tenant (with or without consent of Landlord) shall not extend this Lease except as otherwise expressly provided, and this Paragraph shall not be construed as consent for Tenant to retain possession of the Leased Premises. For purposes of this Paragraph, “possession of the Leased Premises” shall continue until Tenant has surrendered the Leased Premises to Landlord as required in the Lease.”

7.	Effective as of the date hereof, Section 3.04 of the Original Lease, as amended, is deleted in its entirety and replaced with the following:

“Late Charges: If any payment required to be paid by Tenant to Landlord shall become overdue, Tenant shall pay to Landlord on demand as a late fee, and not a penalty, eight percent (8%) of any amount due for more than 5 days after the due date. Tenant shall not be obligated to pay the late charge until Landlord has given Tenant 10 days written notice of the delinquent payment (which may be given at any time during the delinquency); provided, however, that such notice shall not be required more than twice in any 12-month period.”

8.

Landlord and Tenant hereby agree that as of the date hereof the Right of First Offer to Purchase Building set forth in Section 5 of Exhibit D – Special Stipulations of the Original Lease, as amended, is deemed null and void and of no further force or effect.

9.

Notwithstanding any provisions contained in the Lease to the contrary, if Landlord elects to replace the roof of the Building, Tenant, at its sole cost and expense, shall be responsible for the reinstallation of Tenant’s existing signage or at, Tenant’s election, the replacement of the existing signage subject to the terms and provisions of the Lease; provided, however, in no event shall any Tenant signage occupy more than 10% of the area of the roof of the Building.

10.

Notwithstanding any provisions contained in the Lease to the contrary, upon thirty (30) days prior written notice to Tenant, and provided that: (i) such utilities are priced at, or below the lower of (a) the local utility provider rates, or (b) Tenant’s negotiated or discount rates for such utility service at the Leased Premises, and (ii) that there is no reduction of service level for such utility from the service level as of the date of the Landlord transfer, Landlord may transfer utility accounts held by Tenant at the Leased Premises to the name of Landlord, or an appointed intermediary of Landlord. If, within such thirty (30) day period following receipt of Landlord’s notice, Tenant notifies Landlord that transferring such utility accounts held by Tenant at the Leased Premises will result in Tenant incurring a penalty or other fee or charge under Tenant’s then-existing utility contracts (the “Utility Charge”), then, at Landlord’s option, Landlord may elect to either (i) proceed to transfer such utility accounts anyways, in which case Landlord shall reimburse Tenant for any such Utility Charge incurred by Tenant within thirty (30) days after Tenant’s written demand, or (ii) withdraw Landlord’s notice of the transfer, in which event Tenant’s utility accounts shall remain in Tenant’s name. In the event Landlord transfers the utility accounts, Landlord shall timely pay all invoices from such utility service providers. Tenant shall reimburse Landlord, or Landlord’s appointed intermediary, for the utility services consumed at the Leased Premises no later than thirty (30) days from receipt of an invoice for such utility services, which shall include units consumed at the Leased Premises during such billing period. Landlord shall invoice Tenant for such utility services at least quarterly, and in no event more frequently than once per month. Notwithstanding anything contained herein to the contrary, in the event that any utility accounts held by Tenant at the Leased Premises are transferred to the name of Landlord and Landlord fails to timely pay any applicable utility service provider which failure causes an interruption or cessation of utilities to the Leased Premises and renders all or a portion of the Leased Premises untenantable, then, provided Tenant has delivered Landlord prompt written notice of such interruption or cessation, Rent under the Lease will abate commencing on the day of such interruption or cessation, and continuing until the date on which the utilities are restored and the Leased Premises are again wholly tenantable.

11.	[RESERVED]

12.

Notwithstanding any provisions contained in the Lease to the contrary, Landlord may install sensors, meters, and other devices (collectively “Devices”) in the Leased Premises that collect operational efficiency data for the Park (the “Data”). The Devices shall not: (a) materially interfere with Tenant's use of the Leased Premises, (b) include cameras, video, or voice recording devices, (c) collect employee data or any confidential data of Tenant, or (d) track people, equipment, or inventories. Landlord shall own all rights, title and interest in the Data. Upon request, Landlord shall provide Tenant access to the Data.

13.

In the event the Building or Park is subject to mandated building performance standards imposed by federal, state, county or municipal governmental authorities, energy benchmarking ordinances imposed by federal, state, county, or municipal governmental authorities, or any similar Legal Requirements which intend to regulate the energy usage or emissions at the

Building (collectively “Energy Requirements”), and Tenant’s use and operations at the Building or Park contributes to Landlord incurring a penalty, fine, or fee as a result of non-compliance with such Energy Requirement, Tenant shall reimburse Landlord for such penalty, fine, or fee no later than 30 days following receipt of an invoice for such amount. In the event the Leased Premises is less than the entire area of the Building, Tenant’s obligation to reimburse Landlord for such penalty, fine, or fee shall be calculated based on the proportionate share of such penalty, fine, or fee which is attributable to Tenant’s use and operations at the Building as reasonably determined by Landlord; provided, however, in the event any such penalty, fine or fee is a result of any other tenant at the Building and Tenant use and operations at the Building or Park did not contribute to or result in the penalty, fine or fee, then Tenant shall not be required to reimburse Landlord for any portion of such penalty, fine or fee. To the extent Landlord’s consent is required, if Tenant requests Landlord’s consent to any alteration to comply with Energy Requirements, such consent shall not be unreasonably withheld conditioned or delayed.

14.

Tenant represents and warrants that, other than Stream Realty Partners – DFW, L.P. (“Broker”), it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction. Landlord represents and warrants that, other than Broker, it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, and Landlord agrees to indemnify and hold Tenant harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Landlord with regard to this leasing transaction. Landlord shall pay Broker a commission pursuant to a separate agreement between Landlord and Broker.

15.

All Tenant options to extend the Lease Term (other than the renewal option set forth in Exhibit B attached hereto and made a part hereof), terminate the Lease, or expand or contract the Leased Premises, if any, which exist under the Lease are hereby null and void.

16.

Notwithstanding anything to the contrary contained in the Lease, neither Tenant nor Landlord shall have any liability to each other for any consequential, incidental, indirect, special, exemplary or punitive damages under the Lease, except as the same relates to hold over in the Leased Premises by Tenant, or environmental matters as provided in the Lease.

17.

Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects, the terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

18.

Landlord and Tenant hereby agree that (i) this Amendment is incorporated into and made a part of the Lease, (ii) any and all references to the Lease hereinafter shall include this Amendment, and (iii) the Lease and all terms, conditions and provisions of the Lease are in full force and effect as of the date hereof, except as expressly modified and amended hereinabove.

19.

Landlord represents and warrants to Tenant that this Amendment is not subject to the consent or approval of any third party, including but not limited, to any mortgagee or holder of a deed of trust (or if this Amendment is subject to the consent or approval of any third party, that Landlord has obtained such required consent or approval).

20.

Each of the parties to this Amendment (i) has agreed to permit the use from time to time, where appropriate, of telecopy or other electronic signatures (including, without limitation, DocuSign) in order to expedite the transaction contemplated by this Amendment, (ii) intends to be bound by its respective telecopy or other electronic signature, (iii) is aware that the other will rely on such telecopied or other electronically transmitted signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of this Amendment and the documents affecting the transaction contemplated by this Amendment based on the fact that a signature was sent by telecopy or electronic transmission only.

[Remainder of page is intentionally blank; signature page to follow]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

TENANT:		LANDLORD:

THE CONTAINER STORE, INC.,		DUKE SECURED FINANCING 2009 - 1ALZ, LLC
a Texas corporation		a Delaware limited liability company

		By:	Authorized Person

By:	/s/ Jeffrey A. Miller	By:	/s/ Heath Johnson
Name:	Jeffrey A. Miller	Name:	Heath Johnson
Title:	Chief Financial Officer	Title:	SVP, Market Officer
of Prologis, Inc., a Maryland corporation

ACKNOWLEDGMENT OF GUARANTOR:

By executing this Amendment, the undersigned Guarantor, agrees to the modification of the Lease as set forth this Amendment and agrees that the Guaranty remains in full force and effect with respect to the Lease as so amended by this Amendment.

GUARANTOR:

THE CONTAINER STORE GROUP, INC.

a Delaware corporation

By:	/s/ Jeffrey A. Miller
Name:	Jeffrey A. Miller
Title:	Chief Financial Officer

EXHIBIT A: CONSTRUCTION

(a)Landlord, at Landlord’s sole cost and expense, agrees to perform the following improvements (the “Seventh Amendment Landlord Improvements”):

Seventh Amendment Landlord Improvements:

●	Paint the exterior of Building; colors shall be mutually agreed upon between Tenant and Landlord (the “Phase II Seventh Amendment Landlord Improvements”)

●	Upgrade exterior monument sign lights and up lights, and wall packs and pole lights to LED (the “Phase I Seventh Amendment Landlord Improvements”)

Landlord shall endeavor to complete (i) the Phase I Seventh Amendment Landlord Improvements on or before April 30, 2024, and (ii) the Phase II Seventh Amendment Landlord Improvements on or before the July 31, 2024.

For the avoidance of doubt, in no event shall Landlord include the cost of such Seventh Amendment Landlord Improvements in Operating Expenses.

In addition to the Seventh Amendment Landlord Improvements, Landlord shall pay for those certain improvements set forth below (the “Seventh Amendment TI Improvements”) up to a maximum amount of USD$2,203,000.00 (the “Seventh Amendment TI Allowance”) and Tenant shall pay for the approved costs in excess thereof. The cost of the Seventh Amendment TI Improvements shall be submitted to Tenant for Tenant’s prior approval in its sole and absolute discretion. If the approved cost of the Seventh Amendment TI Improvements is estimated to exceed such Seventh Amendment TI Allowance, such estimated overage shall be paid by Tenant before Landlord begins construction and a final adjusting payment shall be made when the Seventh Amendment TI Improvements are complete. Further, such Seventh Amendment TI Allowance shall only be available for use on Seventh Amendment TI Improvements that have been approved on or before December 31, 2025 (the “Allowance Deadline”), and Tenant hereby waives any and all rights to any unused portion of the Seventh Amendment TI Allowance which is not allocated to Seventh Amendment TI Improvements that have been approved prior to the Allowance Deadline, provided, however, the Allowance Deadline shall be delayed by one day for each day of Landlord Delay (as hereinafter defined) or Force Majeure. As used herein, “Landlord Delay” means Landlord’s failure to revise initial Tenant approved plans and specifications required for the completion of the Seventh Amendment TI Improvements within the timeframe expressly set forth in this Exhibit A subject to process set forth below or diligently commence and complete the Seventh Amendment TI Improvements.

Seventh Amendment TI Improvements include, but are not limited to:

●	Replacement of LED lighting and HVAC units

●	Office reconfiguration (including test fit costs), restroom renovation, and breakroom renovation

Tenant may phase the Seventh Amendment TI Improvements. In the event the total Hard Costs (as hereinafter defined) to complete the Seventh Amendment TI Improvements exceed the Seventh Amendment TI Allowance, Landlord shall receive a construction management fee equal to 2% of the total Hard Costs to complete the Seventh Amendment TI Improvements, payable by Tenant within 30 days following receipt of Landlord's invoice following Tenant’s approval of the Seventh Amendment TI Improvement budget(s). “Hard Costs” shall mean the cost of labor and materials incorporated into the Leased Premises as permanent leasehold improvements only and shall not include any additional management fees therefor.

The Seventh Amendment Landlord Improvements and the Seventh Amendment TI Improvements shall together be referred to as the “Seventh Amendment Improvements”.

Landlord shall diligently perform and complete the Seventh Amendment Improvements in a good workmanlike manner and minimize interference with Tenant’s use of the Leased Premises.

Within thirty (30) days after Tenant delivers the scope and required information for each phase of the Seventh Amendment TI Improvements, as required for the performance and completion of any Seventh Amendment TI Improvements, Landlord shall prepare and submit to Tenant, proposed plans and specifications for Tenant's review and written approval. Tenant shall review and approve in writing such proposed plans and specifications for the applicable Seventh Amendment TI Improvements. If Tenant disapproves of any such proposed plans and specifications Tenant shall provide Landlord with written notice of such disapproval, specifying, with reasonable particularity, the reason(s) for disapproval. In the event Tenant fails to respond to the proposed plans and specifications within ten (10) business days, such plans and specifications shall be deemed approved by Tenant as submitted by Landlord. If Tenant has disapproved of Landlord's proposed plans and specifications and has specified the reasons why, and Tenant's required changes to such proposed plans and specifications do not violate local building code requirements, then, Landlord shall revise the plans and specifications accordingly and resubmit such revised plans and specifications to Tenant within fifteen (15) days following the date of Tenant's written notice of disapproval. Such procedure for notice of disapproval with specific reasons shall be repeated with respect to any revisions to the plans and specifications, with Landlord and Tenant acting in good faith and with reasonable diligence with respect thereto, until the plans and specifications are approved. Landlord shall endeavor to apply for any required permits for each phase of the Seventh Amendment TI Improvements within ten (10) business days after the plans and specifications for such phase of the Seventh Amendment TI Improvements is approved, and thereafter diligently pursue such permits. Following approval of the plans and specifications for each phase of the Seventh Amendment TI Improvements, Landlord shall submit to Tenant the budget for such work for Tenant’s review and approval. Within ten (10) business days of Tenant’s receipt of the budget for such work, Tenant shall have the right to approve of such budget, disapprove of such budget, or revise the scope of the work. If Tenant elects to revise the scope of the work and such revisions require the approved plans and specifications to be modified, then Landlord shall have fifteen (15) business days to revise such plans and specifications and resubmit the same to Tenant for Tenant’s review and approval pursuant to the procedure set forth above. Tenant shall have the right to require Landlord to obtain bids from and/or use Tenant’s preferred vendors for (i) architectural plans, (ii) any HVAC work, and/or

(iii) any work to the security systems.

Landlord shall commence the performance of each phase of the Seventh Amendment TI Improvements promptly following Tenant approval of the budget for such phase of the Seventh Amendment TI Improvements and issuance of any required permits for such phase and thereafter diligently pursue such improvements to completion.

(b)If Tenant shall desire any changes to the Seventh Amendment TI Improvements, Tenant shall advise Landlord in writing and Landlord shall reasonably determine whether such changes can be made in a reasonable and feasible manner. If such change or any other change required during the course of constructing the Seventh Amendment TI Improvements will result in an increase in the cost of the Seventh Amendment TI Improvements, then Landlord shall inform Tenant in writing of such increase in cost and Tenant shall have (i) seven (7) business days thereafter to provide its approval or disapproval for the initial approval of the costs of the Seventh Amendment TI Improvements, and (ii) seven (7) business days thereafter to provide its approval or disapproval for any subsequent change order approvals of the Seventh Amendment TI Improvements. If Tenant does not respond with an election or rejection within the applicable period, then Tenant shall be deemed to have rejected such change. All such approved costs in excess of the available Seventh Amendment TI Allowance of making any changes to the Seventh Amendment TI Improvements which Tenant may request and which Landlord may reasonably agree to shall be at Tenant's sole cost and expense and shall be paid to Landlord within 30 days of written demand and before execution of the change order.

(c)All plans and specifications, budgets, change orders, or any other item requiring Tenant’s review and approval in connection with the Seventh Amendment TI Improvements shall be sent by email to Kristen Cairns at KBCairns@containerstore.com; Maggie Aplis at mlaplis@containerstore.com; Pete Fitzgibbon at petef@containerstore.com; and Robert Higgins rdhiggins@containerstore.com, or such other email or address as Tenant may direct Landlord in writing.

(c)As soon as the Seventh Amendment Improvements have been Substantially Completed, Landlord shall notify Tenant in writing of the date that the Seventh Amendment Improvements were Substantially Completed. The Seventh Amendment Improvements shall be deemed substantially completed ("Substantially Completed" or “Substantial Completion”) when, in the reasonable opinion of the construction manager (whether an employee or agent of Landlord or a third party construction manager) ("Construction Manager"), the Seventh Amendment Improvements are substantially completed except for punch list items which do not prevent in any material way the use of the Seventh Amendment Improvements for the purposes for which they were intended. Tenant and Landlord shall complete a joint inspection of the Leased Premises promptly following Substantial Completion of the Seventh Amendment Improvements and shall prepare a written mutually agreed to list of punch list items to be completed by Landlord and

Landlord shall endeavor to complete such items within thirty (30) days following Substantial Completion. In the event Tenant, its employees, agents, or contractors cause construction of such Seventh Amendment Improvements to be delayed for any reason, including, but not limited to, change orders, request for long lead items, or Tenant’s interference with construction, the date of Substantial Completion shall be deemed to be the date that, in the opinion of the Construction Manager, Substantial Completion would have occurred if such delays had not taken place, and such delays shall not cause a deferral of the Third Extension Term Commencement Date. After the date the Seventh Amendment Improvements are Substantially Completed Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of the Seventh Amendment Improvements, subject to completion of the punch list items, if any. In the event of any dispute as to the Seventh Amendment Improvements the certificate of the architect or general contractor for the Seventh Amendment Improvements shall be presumptive evidence that Substantial Completion was achieved, other than the punch list items.

EXHIBIT B: TWO RENEWAL OPTIONS AT MARKET

(a)Provided that as of the time of the giving of the Fourth Extension Notice and the Commencement Date of the Fourth Extension Term, (x) Tenant is the Tenant originally named herein or a Permitted Transferee, (y) Tenant actually occupies all of the Leased Premises initially demised under the Lease and any space added to the Leased Premises, and (z) no Default exists beyond applicable notice and cure periods; then Tenant shall have the right to extend the Lease Term for an additional term of 60 months (such additional term is hereinafter called the "Fourth Extension Term") commencing on the day following the expiration of the Third Extension Term (hereinafter referred to as the "Commencement Date of the Fourth Extension Term"). Tenant shall give Landlord notice (hereinafter called the "Fourth Extension Notice") of its election to extend the term of the Lease Term at least 12 months, but not more than 18 months, prior to the scheduled expiration date of the Third Extension Term.

(b)Provided that as of the time of the giving of the Fifth Extension Notice and the Commencement Date of the Fifth Extension Term, (x) Tenant is the Tenant originally named herein or a Permitted Transferee, (y) Tenant actually occupies all of the Leased Premises initially demised under the Lease and any space added to the Leased Premises, and (z) no Default exists beyond applicable notice and cure periods; then Tenant shall have the right to extend the Lease Term for an additional term of 60 months (such additional term is hereinafter called the "Fifth Extension Term") commencing on the day following the expiration of the Fourth Extension Term (hereinafter referred to as the "Commencement Date of the Fifth Extension Term"). Tenant shall give Landlord notice (hereinafter called the "Fifth Extension Notice") of its election to extend the term of the Lease Term at least 12 months, but not more than 18 months, prior to the scheduled expiration date of the Fourth Extension Term.

(c)The Minimum Annual Rent payable by Tenant to Landlord during the Fourth Extension Term and the Fifth Extension Term, as applicable, shall be the then Fair Market Rent as defined below.

(d)The term "Fair Market Rent" shall mean the Minimum Annual Rent, expressed as an annual rent per square foot of floor area, which Landlord would have received from leasing the Leased Premises for the Fourth Extension Term, or Fifth Extension Term (whichever is applicable) to an unaffiliated person which is not then a tenant in the Park, assuming that such space were to be delivered in "as-is" condition, and taking into account the rental which such other tenant would most likely have paid for such premises, including market escalations and all other relevant factors. Fair Market Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for the Leased Premises (including without limitation brokerage commissions, cost of improvements necessary to prepare the space for such tenant's occupancy, rent concession, or lost rental income during any vacancy period). Fair Market Rent means only the rent component defined as Minimum Annual Rent in the Lease and does not include reimbursements and payments by Tenant to Landlord with respect to Operating Expenses and other items payable or reimbursable by Tenant under the Lease. In addition to its obligation to pay Minimum Annual Rent (as determined herein), Tenant shall continue to pay and reimburse Landlord as set forth in the Lease with respect to such Operating Expenses and other items with respect to the Leased Premises during the Fourth Extension Term or Fifth Extension Term (whichever is applicable). The arbitration process described below shall be limited to the determination of the Minimum Annual Rent and shall not affect or otherwise reduce or modify the Tenant's obligation to pay or reimburse Landlord for such Operating Expenses and other reimbursable items.

(e)Landlord shall notify Tenant of its determination of the Fair Market Rent (which shall be made in Landlord's sole, but good faith, discretion) for the Fourth Extension Term or Fifth Extension Term (whichever is applicable) within thirty (30) days after delivery of the Fourth Extension Notice or Fifth Extension Notice (as applicable), and Tenant shall, within 20 days of receipt of Landlord's notice, either (i) accept Landlord’s determination, (ii) revoke its election to extend the term of this Lease; or (iii) notify Landlord of any objection. Failure to respond within the 20-day period shall constitute Tenant's objection of such Fair Market Rent. If Tenant objects or has been deemed to have objected by Tenant’s failure to timely respond to Landlord’s notice, Landlord and Tenant shall commence negotiations to attempt to agree upon the Fair Market Rent within 30 days of Landlord's receipt of Tenant's notice or deemed objection. If the parties cannot agree, each acting in good faith but without any obligation to agree, then the Lease Term shall not be extended and shall terminate on its scheduled termination date and Tenant shall have no further right hereunder or any remedy by reason of the parties' failure to agree unless Tenant or Landlord invokes the arbitration procedure provided below to determine the Fair Market Rent.

(f)Arbitration to determine the Fair Market Rent shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association. Unless otherwise required by state law, arbitration shall be conducted in the metropolitan area where the Park is located by a single arbitrator unaffiliated with either party. Either party may elect to arbitrate by sending written notice to the other party and the Regional

Office of the American Arbitration Association within 5 days after the 30-day negotiating period provided in Paragraph (e), invoking the binding arbitration provisions of this paragraph. Landlord and Tenant shall each submit to the arbitrator their respective proposal of Fair Market Rent. The arbitrator must choose between the Landlord's proposal and the Tenant's proposal and may not compromise between the two or select some other amount. The cost of the arbitration shall be paid by Tenant if the Fair Market Rent is that proposed by Landlord and by Landlord if the Fair Market Rent is that proposed by Tenant; and shall be borne equally otherwise. If the arbitrator has not determined the Fair Market Rent as of the end of the Lease Term, Tenant shall pay 105 percent of the Minimum Annual Rent in effect under the Lease as of the end of the Lease Term until the Fair Market Rent is determined as provided herein. Upon such determination, Landlord and Tenant shall make the appropriate adjustments to the payments between them.

(g)The parties consent to the jurisdiction of any appropriate court to enforce the arbitration provisions of this Exhibit and to enter judgment upon the decision of the arbitrator.

(h)The determination of Minimum Annual Rent does not reduce the Tenant's obligation to pay or reimburse Landlord for Operating Expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Expenses and other items with respect to the Leased Premises during the Fourth Extension Term and Fifth Extension Term without regard to any cap on such expenses set forth in the Lease.

(i)Except for the Minimum Annual Rent as determined above, Tenant's occupancy of the Leased Premises during the Fourth Extension Term and the Fifth Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the Third Extension Term or the Fourth Extension Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease beyond the Fifth Extension Term.

(j)If Tenant does not give the Fourth Extension Notice within the period set forth in paragraph(a) above, Tenant's right to extend the Lease Term for the Fourth Extension Term and the Fifth Extension Term shall automatically terminate. If Tenant does not give the Fifth Extension Notice within the period set forth in paragraph (b) above, Tenant's right to extend the Lease Term for the Fifth Extension Term shall automatically terminate. Time is of the essence as to the giving of the Fourth Extension Notice and Fifth Extension Notice.

(k)Landlord shall have no obligation to refurbish or otherwise improve the Leased Premises for the Fourth Extension Term or the Fifth Extension Term. The Leased Premises shall be tendered on the Commencement Date of the Fourth Extension Term and Fifth Extension Term in "as-is" condition, subject to Landlord’s repair, maintenance, or replacement obligations set forth in the Lease.

(l)If the Lease is extended for either the Fourth Extension Term or Fifth Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto.

(m)If Tenant exercises its right to extend the term of the Lease for the Fourth Extension Term or Fifth Extension Term pursuant to this Exhibit, the term "Lease Term" as used in the Lease, shall be construed to include, when practicable, the Fourth Extension Term or Fifth Extension Term, as applicable, except as provided in (i) above.